Exhibit 21.1

LIST OF SUBSIDIARIES

The direct and indirect subsidiaries of SunLink Health Systems, Inc. are listed below:

Name of Subsidiary

SunLink Services, Inc.

SunLink ScriptsRx, LLC

SunLink Healthcare LLC

SunLink Pharmacy Management

LTC ScriptsRx, LLC

KRUG International (UK) Limited

HealthMont LLC

Bradley International Holdings Limited

Klippan S.A.R.L.

Klippan GmbH

Dexter Hospital LLC

Southern Health Corporation of Houston, Inc.

Southern Health Corporation of Ellijay, Inc.

Southern Health Corporation of Dahlonega, Inc.

HealthMont of Georgia Inc.

HealthMont of Missouri, LLC

Carmichael’s Cashway Pharmacy, Inc.

Carmichael’s Nutritional Distributor, Inc.

Breath of Life Home Health Equipment

HomeTown Health LLC

Southeastern Healthcare Alliance, Inc.

Central Alabama Medical Associates, LLC

Dahlonega Clinic LLC

Castlemark Properties, LLC